                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

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                          AVERY DENNISON CORPORATION
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                          AVERY DENNISON CORPORATION
             -----------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

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[LOGO OF            Avery Dennison Corporation
AVERY DENNISON]     150 North Orange Grove Boulevard
                    Pasadena, California 91103

-----------------   -----------------------------------------------------------

NOTICE OF           To the Stockholders:

ANNUAL MEETING      The Annual Meeting of Stockholders of Avery Dennison
OF STOCKHOLDERS     Corporation will be held at 150 North Orange Grove
To be held          Boulevard, Pasadena, California on Thursday, April 24,
April 24, 1997      1997 at 1:30 P.M. for the following purposes:

                    1. To elect three directors to hold office for a term of
                       three years and until their successors are elected and have qualified;

                    2. To consider and vote upon an amendment to the Company's
                       Certificate of Incorporation to increase the number of authorized Common Shares which may be issued from 200 million to 400 million; and

                    3. To transact such other business as may properly come
                       before the meeting and any adjournments thereof.

                    In accordance with the Bylaws, the Board of Directors has fixed the close of business on Tuesday, February 25, 1997, as the record date for the determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof.

                    All stockholders are cordially invited to attend the meeting.
                    BY ORDER OF THE BOARD OF DIRECTORS

                    Robert G. van Schoonenberg
                    Secretary
                    Pasadena, California

                    Dated: March 21, 1997

                    -----------------------------------------------------------
                    Whether or not you presently plan to attend the Annual Meeting, in order to ensure your representation please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United
                    States). If you attend the meeting and wish to vote in person, your proxy will not be used.
                    -----------------------------------------------------------

                          AVERY DENNISON CORPORATION
                       150 NORTH ORANGE GROVE BOULEVARD
                          PASADENA, CALIFORNIA 91103

                                PROXY STATEMENT

  This proxy statement is furnished to the stockholders on behalf of the Board of Directors of Avery Dennison Corporation, a Delaware corporation (hereinafter called the "Company"), for solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, April 24, 1997 at 1:30 P.M. and at any and all adjournments thereof. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the meeting and wish to vote your shares in person, your proxy will not be used. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. Under the Company's Bylaws and Delaware law: (1) shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) there is no cumulative voting and the director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; and (3) proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal, while proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval of that proposal and will not be counted as votes for or against that proposal. The Company has retained D. F. King & Co., Inc. to assist in soliciting proxies for this meeting at a fee estimated at $10,000 plus out of pocket expenses. Expenses incident to the preparation and mailing of the notice of meeting, proxy statement and form of proxy are to be paid by the Company. This proxy statement is to be mailed to stockholders on or about March 21, 1997.

  The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting. In addition to the election of directors, an amendment to the Company's Certificate of Incorporation to increase the number of authorized Common Shares which may be issued from 200 million to 400 million will be submitted for approval by the Company's stockholders. As of the date of this statement, management knows of no other business which will be presented for consideration at the meeting. However, if any such other business shall properly come before the meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies. See "GENERAL -- Stockholder Proposals" below.

                     ELECTION OF DIRECTORS (PROXY ITEM 1)

  The Bylaws of the Company presently provide for ten directors, divided into three classes. Three directors are to be elected at the 1997 Annual Meeting and will hold office until the Annual Meeting in 2000 and until their successors are elected and have qualified. It is intended that the persons so appointed in the enclosed proxy will, unless authority is withheld, vote for the election of the three nominees proposed by the Board of Directors, all of whom are presently directors of the Company. In voting for the election of directors each share has one vote for each position to be filled. All of the nominees have consented to being named herein and to serve if elected. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

  The following information, which has been provided by the directors, shows for each of the nominees for election to the Board of Directors and for each director whose term continues, his or her name, age, and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is or was carried on, the period during which such person has served as a director of the Company and the year in which each continuing director's present term as director expires.

                                 1997 NOMINEES
        SIDNEY R. PETERSEN, age 66. During the past five years, Mr. Petersen has been a private investor. In 1984, he retired as Chairman and Chief Executive Officer of Getty Oil Company, a position which he
[PHOTO] had held since 1980. He is a director of Group Technologies
        Corporation, NICOR, Inc., Seagull Energy Corporation and Union Bank of California. He has been a director of Avery Dennison Corporation since December 1981.

        JOHN C. ARGUE, age 65. During the past five years, Mr. Argue has been Of Counsel and formerly Senior Partner of the law firm of Argue Pearson Harbison & Myers. Mr. Argue is a director of CalMat Co., Coast Savings Financial, Inc. and TCW Funds, Inc., a registered investment company.
[PHOTO] He is also a trustee of the TCW/DW family of funds and the TCW/DW Term
        Trust 2000, TCW/DW Term Trust 2002 and TCW/DW Term Trust 2003. Mr. Argue is an advisory director (Chairman of advisory directors) of LAACO Ltd. He has been a director of Avery Dennison Corporation since January 1988.

        JOHN B. SLAUGHTER, age 63. Since August 1988, Dr. Slaughter has served as President of Occidental College. Dr. Slaughter is a director of Atlantic Richfield Company, International Business
[PHOTO] Machines Corporation, Monsanto Company and Northrop Grumman
        Corporation. He has been a director of Avery Dennison Corporation since December 1988.

                             CONTINUING DIRECTORS
        FRANK V. CAHOUET, age 64. Since June 1987, Mr. Cahouet has been Chairman, President and Chief Executive Officer of Mellon Bank Corporation. From September 1986 through June 1987, Mr. Cahouet
[PHOTO] served as President of the Federal National Mortgage Association. He is a director of Allegheny Teledyne, Inc., Mellon Bank Corporation, and Saint-Gobain Corporation. Mr. Cahouet has been a director of Avery Dennison Corporation since February 1983. His present term expires in 1998.


        PETER W. MULLIN, age 56. During the past five years, Mr. Mullin has been Chairman and Chief Executive Officer of Mullin Consulting, Inc., formerly known as Management Compensation Group, Los Angeles, Inc., an executive compensation, benefit planning and corporate
[PHOTO] insurance consulting firm, and related entities. He has been a director of Avery Dennison Corporation since January 1988. His present term expires in 1998.

        JOAN T. BOK, age 67. Since February 1984, Mrs. Bok has been Chairman of the Board of New England Electric System, a public utility holding company and supplier of electricity, and from July 1988 to February 1989 she served as Chairman, President and Chief Executive Officer. She is a director of Monsanto Company, John Hancock Mutual Life Insurance Company and New England Electric System, and its
[PHOTO] subsidiaries, New England Power Company, Massachusetts Electric
        Company, and The Narragansett Electric Company. Mrs. Bok has been a director of Avery Dennison Corporation since October 1990. Mrs. Bok also served as a director of Dennison Manufacturing Company from 1984 to October 1990. Her present term expires in 1998.

        PHILIP M. NEAL, age 56. Since December 1990, Mr. Neal has been President and Chief Operating Officer of Avery Dennison Corporation. From March 1990 to December 1990, he served as Executive Vice
[PHOTO] President; prior to that he served as Group Vice President and Senior Vice President, Finance. He has been a director of Avery Dennison Corporation since December 1990. His present term expires in 1998.

        CHARLES D. MILLER, age 69. Since November 1983, Mr. Miller has served as Chairman and Chief Executive Officer of Avery Dennison Corporation. Prior to 1983, he served as President and Chief Executive Officer. He is a director of Edison International,
[PHOTO] Great Western Financial Corporation, Nationwide Health Properties,
        Inc., and Pacific Mutual Life Insurance Company. He has been a director of Avery Dennison Corporation since January 1975. His present term expires in 1999.

        RICHARD M. FERRY, age 59. Since May 1991, Mr. Ferry has been Chairman and Chief Executive Officer of Korn/Ferry International, an international executive search firm. Prior to 1991, he served as
[PHOTO] President of Korn/Ferry International. He is a director of Dole Food
        Company and Pacific Mutual Life Insurance Company. He has been a director of Avery Dennison Corporation since December 1985. His present term expires in 1999.

        DWIGHT L. ALLISON, JR., age 67. Since October 1986, Mr. Allison has been a private investor. From January 1977 to September 1986, Mr. Allison served in various senior executive positions (including Chairman and Chief Executive Officer, Vice Chairman and President) with The Boston Company, a trust, banking and financial management
[PHOTO] firm. He is a director of Mellon Bank Corporation. He has been a director of Avery Dennison Corporation since October 1990.
        Mr. Allison also served as a director of Dennison Manufacturing Company from 1974 to October 1990. His present term expires in 1999.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows the number of shares of the Company's common stock beneficially owned by each director of the Company and each of the executive officers named in the table on page 9, and the aggregate number of such shares beneficially owned by all directors and executive officers as of December 31, 1996. Except as otherwise indicated, all share amounts referred to in this proxy statement reflect the Company's December 6, 1996, two-for-one common stock split.

                                                      AMOUNT AND
                                                      NATURE OF
                                                      BENEFICIAL       PERCENT
           NAME                                      OWNERSHIP(1)      OF CLASS
           ----                                      ------------      --------
   Charles D. Miller................................  1,301,461(4)       1.06%
   Sidney R. Petersen...............................     44,767(3)(5)      (2)
   Frank V. Cahouet.................................     67,033(3)(6)      (2)
   Richard M. Ferry.................................     44,000(3)         (2)
   John C. Argue....................................     42,680(3)(7)      (2)
   Peter W. Mullin..................................     46,400(3)         (2)
   John B. Slaughter................................     35,291(8)         (2)
   Philip M. Neal...................................    476,100(9)         (2)
   Dwight L. Allison, Jr............................     82,664(10)        (2)
   Joan T. Bok......................................     30,227(11)        (2)
   R. Gregory Jenkins...............................    192,664(12)        (2)
   Stephanie A. Streeter............................     20,200(13)        (2)
   Robert G. van Schoonenberg.......................     76,384(14)        (2)
   All Directors and Executive Officers as a Group
    (29 persons, including those named).............  3,293,209(15)      2.64

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(1) Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and/or investment power with respect to such shares.

(2) Less than 1%.

(3) Includes 40,000 shares with respect to which each of Messrs. Petersen, Cahouet, Ferry, Argue and Mullin holds options exercisable within 60 days from December 31, 1996.

(4) Includes 953,956 shares with respect to which Mr. Miller holds options exercisable within 60 days from December 31, 1996. Also includes 303,334 shares held in the Miller Family Trust, as to which Mr. Miller has sole authority to vote and to dispose of the shares. Also includes 5,100 shares held in The Candyman Trust, as to which Mr. Miller, as co-trustee, shares the authority to vote and to dispose of the shares. Also includes 37,000 shares held in the Carolyn & Chuck Miller Foundation as to which Mr. Miller has no pecuniary interest and disclaims beneficial ownership. Also includes 2,071 shares held by Mrs. Charles D. Miller, as to which Mr. Miller disclaims beneficial ownership.

(5) Includes 4,767 shares held in the Petersen Family Trust, as to which Mr. Petersen, as co-trustee, shares the authority to vote and to dispose of the shares.

(6) Includes 10,500 shares held in trust with respect to which Mr. Cahouet has sole voting and disposition power. Also includes 10,500 shares held in trust by Mrs. Frank V. Cahouet, as to which Mr. Cahouet disclaims any beneficial ownership.

(7) Includes 2,200 shares held in trust with respect to which Mr. Argue has sole voting power but no disposition power. Also includes 400 shares held in trust with respect to which Mr. Argue has the authority to vote and dispose of the shares.

(8) Includes 31,800 shares with respect to which Dr. Slaughter holds options exercisable within 60 days from December 31, 1996. Also includes 211 shares held by Mrs. John B. Slaughter, as to which Dr. Slaughter disclaims any beneficial ownership.

(9) Includes 392,400 shares with respect to which Mr. Neal holds options exercisable within 60 days from December 31, 1996.

(10) Includes 60,984 shares held in a trust in which Mr. Allison is the primary beneficiary and Mr. and Mrs. Allison are co-trustees with shared voting power. Also includes 1,680 shares held in a trust in which Mrs. Dwight L. Allison, Jr. is the primary beneficiary and Mr. and Mrs. Allison are co-trustees with shared voting power. Includes 20,000 shares with respect to which Mr. Allison holds options exercisable within 60 days from December 31, 1996.

(11) Includes 22,000 shares with respect to which Mrs. Bok holds options exercisable within 60 days from December 31, 1996.

(12) Includes 140,400 shares with respect to which Mr. Jenkins holds options exercisable within 60 days from December 31, 1996.

(13) Includes 18,600 shares with respect to which Ms. Streeter holds options exercisable within 60 days from December 31, 1996.

(14) Includes 59,200 shares with respect to which Mr. van Schoonenberg holds options exercisable within 60 days from December 31, 1996.

(15) Includes 2,531,964 shares with respect to which all executive officers and directors as a group hold options exercisable within 60 days from December 31, 1996.

                   BOARD OF DIRECTORS AND COMMITTEE MEETINGS

  During 1996, there were eight meetings of the full Board of Directors and thirteen meetings of committees of the Board. All directors of the Company attended at least 75% of the aggregate number of meetings of the Board and meetings of Board committees of which they were members held during the time they served on the Board or Committee.

  Standing committees of the Board of Directors include the following:

  The Audit Committee, which is composed of the following directors: Sidney R. Petersen (Chairman), Dwight L. Allison, Jr., Joan T. Bok, Richard M. Ferry and Peter W. Mullin, met twice during 1996. The functions of the Audit Committee are to aid the directors in undertaking and fulfilling their responsibilities for financial reporting to the stockholders; to support and encourage efforts to improve the financial controls exercised by management and to ensure their adequacy for purposes of public reporting; and to provide better avenues of communication between the Board of Directors, management and the external and internal auditors.

  The Compensation and Executive Personnel Committee, which is composed of the following directors: John C. Argue (Chairman), Sidney R. Petersen and Frank V. Cahouet, met six times during 1996. The functions of the Compensation and Executive Personnel Committee are to review new or modified programs in the areas of executive salary and incentive compensation, deferred compensation, and stock plans; to review and make recommendations to the Board concerning management's proposed option grants, cash incentive awards and other direct and indirect compensation matters; and to monitor equal opportunity and affirmative action programs and practices.

  The Ethics and Conflict of Interest Committee, which is composed of the following directors: Joan T. Bok (Chairman), John B. Slaughter and Phillip M. Neal, met once during 1996. The functions of the Ethics and Conflict of Interest Committee are to survey, monitor and provide counsel on a continuing basis as to the business relationships, affiliations and financial transactions of directors, officers and key employees, as they may relate to possible conflicts of interest or violations of the Company's Legal and Ethical Conduct Policy; to monitor compliance with the Foreign Corrupt Practices Act in connection with the Company's relationship to domestic and foreign governments, political parties and the agencies, instrumentalities and officials of each; and to report and make recommendations to the full Board in all instances where it is believed that possible violations of Company policy or that Act could exist.

  The Finance Committee, which is composed of the following directors: Frank
V. Cahouet (Chairman), Charles D. Miller, Peter W. Mullin, Dwight L. Allison, Jr., Philip M. Neal, Sidney R. Petersen and Joan T. Bok, met once during 1996. The functions of the Finance Committee are to assist the Board in consideration of matters relating to the financial affairs and capital requirements of the Company; to provide an overview of the financial planning and policies of the Company; and to review proposed budgets, proposed acquisitions, bank loans and changes in the financial structure of the Company.

  The Nominating Committee, which is composed of the following directors:
Richard M. Ferry (Chairman), Charles D. Miller, John C. Argue and Peter W. Mullin, met once during 1996. The functions of the Nominating Committee are to review the qualifications of candidates for board membership, to review the status of a director when his or her principal position and/or primary affiliation changes, to recommend to the Board of Directors candidates for election by stockholders at annual meetings, to recommend candidates to fill vacancies in directorships, to recommend to the Board of Directors the removal of a director, if in the Company's best interest, and to make recommendations to the Board of Directors concerning selection, tenure, retirement, and composition of the Board of Directors. Stockholders desiring to make recommendations concerning new directors must submit the candidate's name, together with biographical information and the candidate's written consent to nomination, to: Secretary, Nominating Committee of the Board of Directors, Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103. Stockholders wishing to nominate new directors for election at an annual meeting must comply with the requirements described under the heading "GENERAL -- Stockholder Proposals" on p. 23.

  The Strategic Planning Committee, which is composed of the following directors: Charles D. Miller (Chairman), John C. Argue, Peter W. Mullin, Richard M. Ferry, Philip M. Neal, John B. Slaughter and Dwight L.
Allison, Jr., met twice during 1996. The functions of the Strategic Planning Committee are to review the Company's long-term strategic plan, objectives, programs, and proposed acquisition candidates and divestitures; to review steps being taken to improve shareholder value; and to make recommendations to the Board of Directors on any of these matters.

  The Executive Committee, which is composed of the following directors:
Richard M. Ferry (Chairman), Charles D. Miller, Philip M. Neal, John C. Argue and Frank V. Cahouet, did not meet during 1996. The function of the Executive Committee is to act on an interim basis for the full Board and to report all such actions to the Board for ratification at its next meeting.

  Each director who is not an officer of the Company is paid an annual retainer fee of $30,000 and attendance fees of $1,200 per Board meeting attended, and $1,200 per committee meeting attended as Chairman of the committee or $1,000 per committee meeting attended as a member of the committee. The Chairmen of the Audit and Compensation and Executive Personnel Committees are each also paid an annual retainer fee of $4,000, and the Chairmen of the Executive, Finance, Nominating and the Ethics and Conflict of Interest Committees are each paid an annual retainer fee of $3,000. Under the Directors Variable Deferred Compensation Plan, fees which are deferred either accrue interest at a fixed rate based on the 120-month rolling average of ten-year U.S. Treasury Notes (plus, if the director ceases to be a director by reason of death, disability or normal retirement, 25% of such rate per annum), or accrue at the actual rate of return (less an administrative fee) of one of four investment funds managed by an insurance company. Benefits payable by the Company under these plans are secured with assets placed in an irrevocable trust.

  Directors are also eligible to participate in the Retirement Plan for Directors, whereby individuals who serve on the Company's Board of Directors after 1982 and subsequently terminate their service as a director with at least five years' tenure, are entitled to receive an annual benefit from the Company equal to the annual director retainer fee plus 12 times the regular meeting fee, as such fees are in effect on the date of termination, payable to the director (or to the director's surviving spouse of at least one year or other designated beneficiary) for the number of full or partial years the director served on the Company's Board. Following the death of the director's surviving spouse, or if there is no surviving spouse living at the time of the death of the director, any benefits will be paid to one or more secondary beneficiaries designated by the director prior to his or her death until the first to occur of (i) receipt of the maximum benefit to which the director would have been entitled had he or she survived, (ii) the death of the secondary beneficiaries, if natural persons or (iii) benefits have been paid under the plan to the director, surviving spouse, and/or the secondary beneficiaries for a combined period of ten years.

  Non-employee directors also participate in the 1988 Stock Option Plan for Non-Employee Directors ("1988 Plan"), pursuant to which options to purchase a total of 16,000 pre-split shares (2,000 shares for each non-employee director) of Company common stock were granted in 1996 to the non-employee directors eligible to receive grants under such plan. The option price for each such option granted is 100% of the fair market value of Company common stock on the date of grant. All options granted have a term of ten years, and become exercisable in two cumulative installments of 50% of the number of shares with respect to which the option was initially granted, on each of the first and second anniversaries of the grant date, except that all options owned by a director which are unexercisable on the date the director retires at or after age 72 will become fully exercisable on the date of such retirement. The plan calls for each non-employee director to receive an option grant with respect to 5,000 shares upon joining the Board of Directors, and automatic annual grants of 2,000 shares thereafter to each continuing non-employee director.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

  The following table and accompanying notes show for the Chief Executive Officer and the other four most highly compensated executive officers of the Company for 1996, the compensation paid by the Company to such persons for services in all capacities during 1996 and the preceding two fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM COMPENSATION
                                                                --------------------------------
                                     ANNUAL COMPENSATION               AWARDS          PAYOUTS
                               -------------------------------- --------------------- ----------
                                                                RESTRICTED SECURITIES
                                                   OTHER ANNUAL   STOCK    UNDERLYING    LTIP     ALL OTHER
      NAME AND                  SALARY    BONUS    COMPENSATION  AWARD(S)   OPTIONS    PAYOUTS   COMPENSATION
 PRINCIPAL POSITION       YEAR ($) (1)   ($) (1)       ($)         ($)      (#) (2)     ($)(3)     ($) (4)
 ------------------       ---- -------- ---------- ------------ ---------- ---------- ---------- ------------
 Charles D. Miller        1996 $796,667 $1,080,000      --          --      180,000   $1,253,000   $121,535
  Chairman and Chief      1995  731,667  1,000,000      --          --      200,000       --        177,728
  Executive Officer       1994  695,000    850,000      --          --      334,000      217,000    167,904
 Philip M. Neal           1996 $519,000 $  650,000      --          --       90,000   $  813,500   $ 56,198
  President and Chief     1995  471,333    600,000      --          --      100,000       --         62,936
  Operating Officer       1994  440,000    500,000      --          --      166,000      137,400     54,014
 R. Gregory Jenkins       1996 $315,533 $  250,000      --          --       40,000   $  491,000   $ 33,405
  Senior Vice President,  1995  285,000    225,000      --          --       40,000       --         38,517
  Finance and Chief       1994  267,000    200,000      --          --       66,000       83,400     35,960
  Financial Officer
 Stephanie A. Streeter    1996 $270,000 $  265,000      --          --       34,000   $  100,000   $ 17,725
  Group Vice President    1995  212,083    131,500      --          --       19,000       --          8,919
  Worldwide Office        1994  181,333                 --          --       33,000       15,000      7,801
   Products                                 75,000
 Robert G. van
  Schoonenberg            1996 $282,500 $  230,000      --          --       74,200   $  384,500   $ 26,352
  Senior Vice President   1995  223,333    175,000      --          --       16,000       --         28,765
  General Counsel &       1994  206,667    109,000      --          --       28,800       12,000     19,809
  Secretary

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(1) Amounts shown include amounts earned but deferred at the election of executive officers under the Company's deferred compensation plans and the Company's Employee Savings Plan, a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

(2) Amounts for 1994 consist of options granted in February and December 1994. The December grant was a result of a decision by the Board of Directors to change the date of grants from the regular meeting of the Board in each February to the date of the regular meeting of the Board in each December and consequently the two grants in 1994 represent grants with respect to two years of service. Amounts for each of 1995 and 1996 consist of only one option grant, except for Mr. van Schoonenberg who had two grants in 1996.

(3) Amounts for 1994 and 1996 consist of cash payments under the Company's Key Executive Long-Term Incentive Plan and Amended and Restated Key Executive Long-Term Incentive Plan for the cycles which were completed on December 31, 1993 and December 31, 1995, respectively. The determination of cash payments, if any, under the Company's Second Amended and Restated Key Executive Long-Term Incentive Plan for the cycle which was completed on December 31, 1996 will not be made until the second quarter of 1997.

(4) Amounts consist of (i) Company contributions to deferred compensation plans and Company contributions to the Company's Employee Savings Plan, a 401(k) plan ("Savings Plan"); (ii) Company contributions to the Company's Stock Holding and Retirement Enhancement Plan, a leveraged employee stock ownership plan which offsets benefits under the Retirement Plan for Employees of Avery Dennison Corporation; and (iii) interest earned on deferred compensation accounts above 120% of the applicable federal rate ("above market interest"). These amounts for 1996 are $49,225, $6,073 and $66,237, respectively for Mr. Miller; $34,350, $6,073 and $15,775, respectively for Mr. Neal; $16,216, $6,073 and $11,116, respectively for Mr. Jenkins; $11,550, $6,073 and $102, respectively for Ms. Streeter; and $13,725, $6,073 and $6,554, respectively for Mr. van Schoonenberg.

OPTION GRANTS

  The following table shows information regarding options granted in 1996 to each of the named executive officers under the 1990 Stock Option and Incentive Plan for Key Employees (the "1990 Plan" or "1990 Stock Option Plan") and 1996 Stock Incentive Plan (the "1996 Plan"), pursuant to the Company's Third Amended and Restated Key Executive Long-Term Incentive Plan (the "LTIP").

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
                       ---------------------------------------------
                        NUMBER OF
                       SECURITIES      % OF
                       UNDERLYING  TOTAL OPTIONS EXERCISE
                         OPTIONS    GRANTED TO   OR BASE
                         GRANTED   EMPLOYEES IN   PRICE   EXPIRATION      GRANT DATE
        NAME           (#) (1) (2)  FISCAL YEAR   ($/SH)     DATE    PRESENT VALUE ($) (3)
        ----           ----------- ------------- -------- ---------- ---------------------
Charles D. Miller        180,000      11.31%     $34.9375 12/5/2006       $1,578,600
Philip M. Neal            90,000       5.66%      34.9375 12/5/2006          789,300
R. Gregory Jenkins        40,000       2.51%      34.9375 12/5/2006          350,800
Stephanie A. Streeter     34,000       2.14%      34.9375 12/5/2006          298,180
Robert G. van
 Schoonenberg             34,200       2.15%      34.9375 12/5/2006          299,934
                          40,000       2.51%      27.9375 3/16/2006          280,514

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(1) Non-qualified stock options were granted at fair market value for a term of ten years under the 1990 or the 1996 Plan, pursuant to the LTIP. With the exception of Mr. van Schoonenberg's second grant of options which vest ratably over four years, the options vest nine years and nine months from the date of grant, but are eligible for accelerated vesting, beginning three years from the date of grant, if the Company meets the "return on total capital" (as defined in the LTIP) test set forth in the LTIP. This test generally measures the Company's return on total capital against that of a specified group of other companies approved by the Compensation and Executive Personnel Committee.

(2) The Compensation and Executive Personnel Committee may accelerate the time at which an option becomes exercisable, and in the event of a "change of control" of the Company (as defined in the option agreement) options become immediately exercisable.

(3) Option grant date values were determined using a Black-Scholes option pricing model adapted for use in valuing executive stock options. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility is measured as the standard deviation of the Company's stock price over the three years prior to grant (ranges from .1684 to .1858); (ii) dividend yield is measured as the cumulative dividends paid the last twelve months as a percentage of the twelve month average of the month-end closing prices (for the month in which the dividend was declared) prior to grant of the option (ranges from 2.09% to 2.86%); (iii) the risk-free rate of return represents the weekly average of the ten-year Treasury bond rates for the 52 weeks immediately preceding the grant date of the options (ranges from 6.25% to 7.06%); (iv) option term represents the period from the date of grant of each option to the expiration of the term of each option (10 years); (v) vesting restrictions are reflected by reducing the value of the option determined by the Black-Scholes model by 5% for each full year of vesting restrictions, assuming that exercisability of the options was accelerated to the fifth anniversary of the option grant date as a result of meeting the performance condition described in footnote (1) as of that date (i.e., 25%). In the event that the performance condition described in footnote
    (1) is met later than the fifth anniversary of the grant date, or is not met during the term of the options, the grant date present value of the options would be lower. In the event that such performance condition is not met at all and the options become exercisable nine years and nine months after the options are granted, the grant date present value of the options would be $1,078,000 for Mr. Miller; $539,100 for Mr. Neal; $239,600 for Mr. Jenkins; $203,660 for Ms. Streeter; and $204,900 and $186,957, respectively, for Mr. van Schoonenberg. The Black-Scholes option pricing model establishes a cash equivalent value for an option on the date of grant. The Company's use of such model is not intended to forecast any future appreciation in the price of the Company's stock. In addition, no gain to the optionees is possible without appreciation in the price of the Company's common stock, which will benefit all stockholders. If the market price of the stock does not exceed the exercise price of the options at some time after the options become exercisable or if they terminate unvested or unexercised, the value of the options will ultimately be zero.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table shows for each of the named executive officers the shares acquired on exercise of options during 1996, the difference between the option exercise price and the market value of the underlying shares on the date of such exercise, and (as to outstanding options at December 31, 1996) the number of unexercised options and the aggregate unrealized appreciation on "in-the-money", unexercised options held at such date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF
                                                          SECURITIES          VALUE OF
                                                          UNDERLYING         UNEXERCISED
                                                          UNEXERCISED       IN-THE-MONEY
                                                          OPTIONS AT         OPTIONS AT
                                                         FISCAL YEAR-       FISCAL YEAR-
                                                            END (#)          END ($) (2)
                                                        --------------- ---------------------
                       SHARES ACQUIRED      VALUE        EXERCISABLE/       EXERCISABLE/
   NAME                ON EXERCISE (#) REALIZED ($) (1)  UNEXERCISABLE      UNEXERCISABLE
   ----                --------------- ---------------- --------------- ---------------------
Charles D. Miller          200,000        $3,643,740    953,956/714,000 $22,443,885/9,159,679
Philip M. Neal              47,316           814,720    392,400/356,000   9,306,210/4,559,495
R. Gregory Jenkins          80,570         1,289,084    140,400/146,000   3,358,619/1,821,123
Stephanie A. Streeter        1,600            36,650     17,550/ 87,050     398,249/  927,230
Robert G. van
Schoonenberg                 --               --         55,800/122,400   1,258,273/1,195,586

--------
(1) Market value of the common stock at the exercise date minus the exercise price of the options exercised. Amounts in this column represent the value realized by the named executive upon the exercise of stock options granted in prior years. All options had exercise prices equal to the market price of the Company's stock on the date the options were granted, and vested on the basis of the executive's continued employment with the Company. Thus, the amount realized upon exercise of the options resulted directly from appreciation in the Company's stock price during the executives' tenure with the Company.

(2) Market value of the common stock at December 31, 1996 minus the exercise price of "in-the-money" options.

LONG-TERM INCENTIVE PLAN AWARDS

  Under the LTIP, key executives recommended by the Company's Chief Executive Officer and designated by the Compensation and Executive Personnel Committee of the Board of Directors (the "Committee") are eligible to receive annual grants of stock options and to earn a deferred cash incentive award based on the financial performance of the Company and, in some cases, its business units. Participants in the LTIP are eligible to earn a deferred cash incentive award after the end of each three-year performance cycle, which cycles generally begin every other year (e.g., 1993 and 1995). The 1995-1997 cycle was shortened to two years (1995-1996) because of changes in certain management reporting responsibilities and in order to refocus management efforts on value based management (economic value added) performance measurements. A new cycle commenced in 1996 (1996-1998) and future cycles will commence every other year (e.g., 1998 and 2000). Option grants pursuant to the LTIP are made under the 1990 Plan or the 1996 Plan.

  The following table shows, for each of the named executive officers, the estimated future payouts, if any, under the LTIP for the performance cycle which began in 1996. Threshold amounts are the minimum amounts which could be paid under the LTIP and assume that the minimum level of performance is achieved with respect to only one of the three pre-established performance objectives (return on total capital, earnings per share and cumulative economic value added) during the performance cycle. If such performance is not achieved, amounts would be zero. In addition, maximum awards would not be paid unless the Company achieved pre-established objectives substantially in excess of these objectives.

          LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR (1)

                                           PERFORMANCE OR      ESTIMATED FUTURE PAYOUT UNDER
                       NUMBER OF SHARES, OTHER PERIOD UNTIL NON-STOCK PRICE BASED PLANS (3) (4)
                        UNITS OR OTHER     MATURATION OR    ------------------------------------
   NAME                   RIGHTS (#)         PAYOUT (2)     THRESHOLD ($) TARGET ($) MAXIMUM ($)
   ----                ----------------- ------------------ ------------- ---------- -----------
Charles D. Miller             --              3 years         $171,832     $737,082  $1,474,163
Philip M. Neal                --              3 years          112,110      480,901     961,802
R. Gregory Jenkins            --              3 years           68,377      293,305     586,610
Stephanie A. Streeter         --              3 years           60,770      260,675     521,350
Robert G. van
 Schoonenberg                 --              3 years           62,865      269,664     539,328

----------

(1) Each listed executive officer has been designated by the Committee as a participant in the LTIP for the performance cycle which began in 1996 and is eligible to receive a deferred cash incentive award after the end of that cycle of a percentage of the named executive's base salary in effect at the end of the performance cycle. The threshold (minimum), target and maximum awards are 18.6 percent, 80 percent and 160 percent of the executive's base salary, respectively. The amount of the executive's award will depend on the Company's actual performance during the performance cycle versus the pre-established performance objectives. See "Report of Compensation and Executive Personnel Committee on Executive Compensation" for a more detailed description of the LTIP.

(2) The performance cycle began on January 1, 1996 and ends on December 31, 1998.

(3) Estimated future payouts under the LTIP are calculated using projected salaries for the executive officers at December 31, 1998, the end of the performance cycle.

(4) Upon a "change of control" (as defined in the LTIP) of the Company, each executive will be entitled to receive a cash payment equal to the named executive's target award based on his or her annual base salary rate in effect at the time of the change of control.

RETIREMENT PLAN

  The Company provides retirement benefits for employees under the Retirement Plan for Employees of Avery Dennison Corporation (the "Retirement Plan") and the Benefit Restoration Plan (the "BRP"), described below. Benefits under the Retirement Plan are based on compensation and are calculated separately for each year of service using the formula 1.25% times compensation up to the breakpoint (currently $25,920, which is the average of the Social Security wage bases for the preceding 35 years) plus 1.75% times compensation in excess of the breakpoint. The results of the calculation for each year of service are added together to determine the annual single life annuity Retirement Plan benefit for an employee at normal retirement (age 65). The benefit is not subject to deductions for Social Security payments or other offsets.

  Amounts payable under the Retirement Plan may be reduced in accordance with certain Code provisions which, as applied to plan years beginning on or after December 1, 1994, limited the amount of compensation used to determine annual benefit accruals under the Retirement Plan to the first $150,000 of covered compensation and which limited the annual pension benefit payable under the Retirement Plan to $120,000. The Company established the BRP in 1995 to provide for the payment of supplemental retirement benefits to eligible employees, including each of the individuals listed in the table on page 9, whose Retirement Plan benefits are limited under the foregoing Code provisions. The BRP is an unfunded excess benefit plan which is administered by the Company. Benefits are payable under the BRP in amounts equal to the amount by which a participant's benefits otherwise payable under the Retirement Plan, with respect to periods from and after December 1, 1994, are reduced under the applicable provisions of the Code.

  Compensation covered by the Retirement Plan includes both salary and bonus amounts, less amounts deferred at the election of employees under the Company's deferred compensation plans and the Company's Employee Savings Plan. However, the BRP covers compensation without deduction of amounts deferred under such plans. Hence the retirement benefits payable to each of the individuals listed in the table on page 9 under the Retirement Plan and the BRP, taken together, will be based (for each year of service from and after December 1, 1994) on the sum of the salary and bonus amounts (including all deferred amounts), earned in each such year. The estimated annual benefits payable to each of these individuals at normal retirement are $208,180 for Mr. Miller, $282,539 for Mr. Neal, $123,452 for Mr. Jenkins, $208,363 for Ms. Streeter, and $166,046 for Mr. van Schoonenberg, respectively. These estimated benefits do not include any assumption for annual increases in compensation.

  Benefits under the Company's Retirement Plan and the BRP are coordinated with benefits from the Stock Holding and Retirement Enhancement Plan (the "SHARE Plan"), a leveraged employee stock ownership plan. Under this arrangement, the pension benefit to which an employee would otherwise be entitled under the Retirement Plan and the BRP ("basic pension benefit") is provided first under the SHARE Plan and then, to the extent necessary, under the Retirement Plan and the BRP. If the sum of the Retirement Plan benefit accrued before adoption of the SHARE Plan and the SHARE Plan benefit exceeds the basic pension benefit, the employee receives the higher benefit.

  The Supplemental Executive Retirement Plan (the "SERP"), adopted in 1983, is designed to provide its participants with additional incentives to further the Company's growth and development and as an inducement to remain in its service. Participants designated by the Committee of the Board of Directors are offered benefits under this plan to supplement those to which they may be entitled at the time of their retirement. The Committee has designated Charles
D. Miller as a participant in this plan. Mr. Miller's participation has been set to commence upon his retirement after age 65 at a benefit level which, when added to the benefits to which he will be entitled from the Retirement Plan, the BRP and the SHARE Plan at the time of his retirement, Company contributions to the Employee Savings Plan and Social Security, will equal 62.5% of his final three-year average compensation, plus an additional 0.5% of such compensation for each year of employment after age 65 (or during which termination compensation payments under his October 24, 1990 agreement with the Company are being made). Assuming retirement at age 70, and certain increases in compensation over the next two years, Mr. Miller's estimated annual retirement benefit under the SERP would be $538,000. Survivor and disability benefits are also payable under the SERP under certain circumstances. Benefits payable under the SERP are secured with assets placed in an irrevocable trust. The cost of benefits payable under the SERP will be recovered from the proceeds of life insurance purchased by the Company if assumptions made as to life expectancy, policy dividends, and other factors are realized.

OTHER INFORMATION

  On October 24, 1990, the Company entered into an agreement with Mr. Miller, providing that if Mr. Miller's employment with the Company is terminated for any reason other than cause, retirement at or after age 70 or voluntary resignation or following a "change of control" of the Company (as defined in the agreement), the Company must for three years thereafter or until he reaches age 70, whichever first occurs, pay Mr. Miller (or his beneficiary, should he die before all such payments have been made) annual termination compensation equal to the highest compensation (salary plus bonus) paid to him in any of the three previous years (half of his average annual compensation over this period for disability termination) and continue coverage during such period for Mr. Miller, and to the extent possible for his spouse, under existing life, accident, medical and dental plans. Amounts to which Mr. Miller would be entitled under this agreement are reduced to the extent of any compensation he earns from any new employment. If he dies while receiving disability termination payments, or if his employment is terminated by death, his spouse will be entitled to receive such disability termination payments, as well as medical and dental benefits, until her death or September 1, 1997, whichever first occurs. Following a change of control, payments to which Mr. Miller would otherwise be entitled under other plans on account of a change of control are to be limited to an aggregate amount equal to 2.99 times the "base amount" as defined in Section 280G of the Code. If Mr. Miller's employment is terminated for any reason other than cause, he will be entitled to purchase the Company automobile, if any, then being provided for his use at the depreciated book value thereof, and to have assigned to him at no cost (although Mr. Miller must reimburse the Company for the cash value of the policy, if any), and with no apportionment of prepaid premiums, any assignable insurance policy then owned by the Company relating specifically to him (paid up to age 70).

  On October 23, 1990, Mr. Neal entered into an agreement with the Company substantially the same as that of Mr. Miller described above, except (i) Mr. Neal receives no benefits from the Company except those provided under other Company plans under the agreement if his employment is terminated by death or disability, (ii) the period of compensation following termination other than for cause, voluntary resignation or retirement (at or after age 65) or following a change of control is 18 months or until age 65, whichever first occurs, (iii) Mr. Neal must use his best efforts to secure new employment following termination and compensation earned from such employment offsets payments due under this agreement and (iv) following a change of control, Mr. Neal's rights will be governed by the Company's Executive Employment Security Policy described below, instead of this agreement. On March 16, 1996, the Company entered into an agreement with Mr. van Schoonenberg providing that if his employment with the Company is terminated for any reason other than for death, disability or cause, he will receive a payment equivalent to two years salary and bonus; continue to participate in benefit and incentive plans for a two-year period, his unvested options will be accelerated and he will receive the minimum age and service credit required for early retirement eligibility and other purposes; in the event of such termination within two years of a change of control, he will receive a payment equal to three times salary and bonus, payment for LTIP and reimbursement for excise taxes.

  Messrs. Neal, Jenkins and van Schoonenberg have been designated by the Committee as participants under the Company's Executive Employment Security Policy (the "Policy"). The Policy provides that if within three years of a "change of control" of the Company, as defined in the Policy, the employment of an officer is terminated for reasons other than cause, death, disability, normal retirement at or after age 65 or voluntary resignation (except for resignation following a reduction in status or compensation), the officer will be entitled to receive, for a period of one, two or three years, depending on length of service (but in no event after the officer's 65th birthday), monthly termination indemnity payments equal to one-twelfth of the highest annual compensation (salary plus bonus) paid to such officer within the previous three years. During this period the officer and his or her spouse are entitled to the benefits provided under the Company's then existing life, accident, medical and dental insurance plans, reduced to the extent they are provided by another employer or under another group plan, and to the benefit of continued accrual of benefits provided under the Company's Retirement Plan. During this period the officer must use his or her best efforts to secure new employment, and termination indemnity payments will be reduced by half the amount of any compensation he or she receives from new employment. Ms. Streeter has been designated by the Committee as a participant under the Company's 1985 Executive Employment Security Policy. This policy is in all respects identical to the Policy except that it prohibits participants from receiving termination compensation in excess of an amount which would subject such compensation to the excise tax provided in Section 4999 of the Code.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Insiders"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations from certain Insiders that no other reports were required for such Insiders, the Company believes that, during the 1996 fiscal year, Insiders complied with all applicable Section 16(a) filing requirements.

     REPORT OF COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE ON EXECUTIVE
                                 COMPENSATION

  The Committee has furnished the following report on executive compensation.

OVERALL POLICY

  The Company's executive compensation program is designed to be closely linked to Company performance and returns to stockholders. To this end, the Company developed several years ago overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the Company's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholders interests through equity based plans and finally to provide a compensation package that recognizes individual contributions as well as overall business results.

  Each year the Committee, which is comprised exclusively of non-employee directors, conducts a review of the Company's executive compensation program. This review includes an assessment of the effectiveness of the Company's compensation program and a comparison of the Company's executive compensation and performance to comparable public corporations, including companies within the Peer Group described under "Stockholder Return Performance". The Company retains from time to time the services of executive compensation consultants to provide to the Company and the Committee comparative data, benefit design advice and analysis of the cost of incentives provided.

  The Committee determines the compensation of the Company's 21 executive officers, including the individuals whose compensation is detailed in this proxy statement, and sets policies for and reviews the compensation awarded to another approximately 48 highly compensated executives. This is designed to ensure consistency throughout the executive compensation program. In reviewing the individual performance of the 21 executive officers (other than Mr. Miller), the Committee takes into account the detailed performance reviews and recommendations of Mr. Miller.

  The key elements of the Company's executive compensation program consist of base salary, annual bonus, stock options, and, for certain executives, participation in the Company's LTIP. The Committee's policies with respect to each of these elements, including the basis for the compensation paid and awarded to Mr. Miller, the Company's Chairman and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual.

  Under the 1993 Omnibus Budget Reconciliation Act ("OBRA"), income tax deductions of publicly-traded companies may be limited to the extent total compensation for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the
Code) in any one year, except for compensation payments which qualify as "performance-based." The Committee has designed certain of the Company's compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee covered by the OBRA legislation will not exceed $1 million in any one year, except for compensation payments which qualify as "performance-based." However, the Company may pay compensation which is not deductible in certain circumstances when sound management of the Company so requires. In addition, consistent with its other objectives, the Committee may consider alternatives to provide for the deductibility of compensation payments.

BASE SALARIES

  Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position to be held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. The Company participates each year in two nationwide salary surveys of between approximately 350 and 400 large public companies performed by nationally recognized compensation consulting firms. The Committee uses the data compiled from these surveys to assist it in establishing base salaries. In general, base salaries and total compensation for executives are targeted to a range that is within the third quartile (the fourth quartile being the highest) of the compensation paid by such other companies. Mr. Miller's base salary is also targeted in this range, and his total compensation is targeted to a range within the fourth quartile. In addition, in establishing salary levels within that range, the Committee considers the competitiveness of the executives' entire compensation package. For 1996, salary levels were within or below this range, based on competitive salary data compiled in 1995 and updated for use in 1996.

  Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer, reviewing base salaries for comparable positions at other companies contained in the salary surveys described above, and, for selected senior executives, including Mr. Miller, comparing the total compensation packages of the executives, including base salary, with those of the companies in the Peer Group described under "Stockholder Return Performance". In addition, the Committee takes into account any new responsibilities. In the case of executive officers with responsibility for a particular business unit, such unit's financial results are also considered. The Committee, where appropriate, also considers non-financial performance measures. These include increases in market share, manufacturing efficiency gains, and improvements in product quality, customer service, working capital management, employee safety, relations with employees and leadership development.

  With respect to the base salary granted to Mr. Miller in 1996, the Committee took into account a comparison of base salaries of chief executive officers of the other companies contained in the salary surveys described above; the total compensation packages of the executives, including base salary, of the companies in the Peer Group described under "Stockholder Return Performance", the Company's success in exceeding several financial goals in 1996, including return on total capital ("ROTC") and earnings per share ("EPS"); the performance of the Company's common stock; and the assessment by the Committee of Mr. Miller's individual performance, including his leadership with respect to the development of long-term business strategies for the Company to improve its economic value, leadership development, succession planning and management continuity. The Committee also took into account the longevity of Mr. Miller's service to the Company and its belief that Mr. Miller is an excellent representative of the Company to the public by virtue of his stature in the community and the industries in which the Company operates. Mr. Miller was granted a base salary of $820,000 for 1996 (effective May 1996), an increase of 9.3% over his $750,000 base salary for 1995.

ANNUAL BONUS

  The Company's executive officers, other than Messrs. Miller and Neal, are eligible for an annual cash bonus under the Company's Executive Incentive Compensation Plan (the "Executive Bonus Plan"). Under the Executive Bonus Plan, individual and corporate performance objectives are established at the beginning of each year. Eligible executives are assigned threshold, target and maximum bonus levels. The Company performance measure for bonus payments is based on several financial goals, including, in 1996, ROTC and EPS. For executive officers with responsibility for a particular group, each of which consists of several business units, the performance measure is based on the group's net income and ROTC. The Committee weighs these financial goals very heavily. Each of the specified financial performance measures is given approximately equal weight. In 1996, the Company exceeded each of its targeted financial goals. The Committee also considers the individual non-financial performance measures described above under "Base Salaries" in determining bonuses under the Executive Bonus Plan, but to a much lesser extent than the financial goals described above.

  Messrs. Miller and Neal are eligible for an annual cash bonus under the Company's Senior Executive Incentive Compensation Plan (the "Senior Executive Bonus Plan") which was approved by stockholders in 1994 as part of the Company's policy to design certain of the Company's compensation programs to conform with the OBRA legislation and related regulations. Payments under the Senior Executive Bonus Plan are based solely on the achievement of one or more of the following pre-established objective performance goals: ROTC, EPS, return on sales, economic value added, return on equity, net income, cash flow, sales and total shareholder return (defined as cumulative shareholder return, including the reinvestment of dividends, on the Company's common stock), subject to the Committee's discretion to decrease awards which would otherwise be payable under the Senior Executive Bonus Plan. In addition, no bonuses are payable to the chief executive officer, chief operating officer or chief financial officer (who is currently a participant in the Executive Bonus
Plan) unless the Company's pre-tax return on stockholders' equity exceeds a minimum threshold and, in such event, the total of such executives' bonuses may not exceed a specified percentage of the Company's pre-tax return on stockholders' equity in excess of that minimum threshold. In 1996, the Company substantially exceeded each of its targeted performance goals (ROTC and EPS) under the Senior Executive Bonus Plan. Based on this performance, Mr. Miller was awarded a bonus of $1,080,000, an 8% increase over the bonus paid in 1995.

STOCK OPTIONS

  Under the 1990 Plan and 1996 Plan, which was approved by the Committee and adopted by the Board this year, stock options are granted to the Company's executive officers. The size of stock option awards is determined by the Committee using as a guideline a formula which takes into account competitive compensation data and the executive's total cash compensation opportunity (base salary and bonus opportunity). The formula does not take into account the amount of stock options previously awarded to the executive officers although the Committee may do so. In the event of poor Company or individual performance, the Committee can elect not to award options or grant options on fewer shares.

  Stock options are designed to align the interests of executives with those of the stockholders. The Committee believes that significant equity interests in the Company held by the Company's management align the interests of stockholders and management. The Company has adopted a stock ownership philosophy for officers and directors which encourages each officer and director to achieve and maintain certain specified levels of stock ownership during his or her tenure with the Company.

  Stock options are granted with an exercise price equal to the market price of the common stock on the date of grant and with a ten-year term. Options for LTIP participants (including the individuals whose compensation is detailed in this proxy statement) vest nine years and nine months from the date of grant, subject to accelerated vesting beginning three years from the date of grant if the Company meets the ROTC test set forth in the LTIP. Options for the rest of the Company's executives vest 25% per year over four years. This approach is designed to promote the creation of stockholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

  In 1996, Mr. Miller received options to purchase 180,000 shares with an exercise price of $34.9375 per share. Mr. Miller now owns directly 303,334 shares of the Company's common stock and, with the 1996 grant, holds options to purchase an additional 1,667,956 shares, of which options to purchase 953,956 shares were exercisable at December 31, 1996.

LTIP

  Under the LTIP, key executives recommended by the Company's Chief Executive Officer and designated by the Committee are eligible to receive annual grants of stock options, as described above, and to earn a deferred cash incentive award based on the financial performance of the Company and, in some cases, its business units. Participants in the LTIP are eligible to earn a deferred cash incentive award after the end of each multi-year performance cycle, which cycles generally begin every other year (e.g., 1993 and 1995). Option grants pursuant to the LTIP are made under the 1990 Plan and 1996 Plan and are described above under "Stock Options".

  During 1996, the Committee accelerated the cycle commencing in 1995 because of changes in certain management reporting responsibilities and in order to refocus management efforts on value based management (economic value added) performance measurements. The Committee also designated each of the executive officers whose compensation is detailed in this proxy statement, and certain other executives, as participants in the LTIP for the performance cycle which began in 1996. The determination of cash payouts, if any, under the Company's Second Amended and Restated Key Executive Long-Term Incentive Plan (the predecessor of the LTIP) for the performance cycle begun in 1995 and ending in 1996 is not expected to be made until the second quarter of 1997.

  Each of the most senior group of executives who is designated as a participant in the LTIP (including Mr. Miller and the other executives whose compensation is detailed in this proxy statement) ("Senior Executives") is eligible to receive (after the end of the performance cycle (1998)) a deferred cash incentive award of a percentage of his or her base salary in effect at the end of the cycle. The threshold (i.e., minimum), target and maximum awards are 18.6 percent, 80 percent and 160 percent of the executive's base salary, respectively. The award is based on the Company's achievement of certain pre-established ROTC, EPS and cumulative economic value added objectives, each of which is given equal weight. The threshold award of 18.6 percent of base salary will be earned if the Company meets at least 80 percent of the ROTC, EPS, or cumulative EVA objective. The target award of 80 percent of base salary will be earned if the Company achieves 100 percent of each of the ROTC, EPS and cumulative economic value added objectives. The maximum award will be earned only if the Company achieves pre-established objectives substantially in excess of these objectives.

  Participants other than Senior Executives ("Other Participants") are divided into categories under the LTIP based on their positions with the Company. Target and threshold awards are based on the Company's achievement of certain pre-established ROTC and EPS objectives (each of which is given equal weight) or, for executives who are responsible for a business unit, the unit's achievement of pre-established ROTC, net income and cumulative business unit economic value added objectives (each of which is given equal weight). Threshold awards for Other Participants, ranging from 7 percent to 14 percent of base salary (depending on the category), will be earned if at least 80% percent of one of the applicable objectives is met. Target awards ranging from 30 percent to 60 percent of base salary will be earned if 100 percent of all three objectives are achieved. Maximum awards ranging from 60 percent to 120 percent of base salary, depending on the category, will be earned only if the Company achieves pre-established objectives substantially in excess of these objectives and, for executives who are responsible for a business unit, such business unit reaches certain levels of achievement of its ROTC, net income and cumulative business unit economic value added objectives. In addition, for Other Participants, the Committee may, in its discretion, provide for deferred cash incentive awards in excess of the awards which would be made based on the formulae contained in the LTIP.

CONCLUSION

  Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and Company performance and stock price appreciation. In 1996, approximately 50% of the Company's executive compensation (over 70% for the individuals listed in the table on page 9) consisted of these performance-based variable elements. In the case of Mr. Miller, approximately 80% of his 1996 compensation consisted of performance-based variable elements. The Committee intends to continue the policy of linking executive compensation to Company performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

February 27, 1997

                                                        John C. Argue, Chairman
                                                               Frank V. Cahouet
                                                             Sidney R. Petersen

                        STOCKHOLDER RETURN PERFORMANCE

  The graph on the next page compares the Company's cumulative stockholder return on its common stock, including the reinvestment of dividends, with the return on the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the average return, weighted by market capitalization, of a peer group of companies (the "Peer Group"). In addition, the Company has included the median return of the Peer Group in the graph because, under the Company's LTIP, Company performance is measured against the performance of other companies using a percentile approach in which each company is given equal weight regardless of its size.

  The Peer Group is comprised of Air Products & Chemicals Inc., Armstrong World Industries Inc., Arvin Industries Inc., Baker-Hughes, Inc., Bemis Company, Inc., Boise Cascade Corporation, Cabot Corporation, Crane Co., Danaher Corporation, Dresser Industries, Inc., Eaton Corporation, Ecolab Inc., Engelhard Corporation, Ethyl Corporation, Federal-Mogul Corporation, Ferro Corporation, H. B. Fuller Company, The B. F. Goodrich Co., W. R. Grace & Co., Great Lakes Chemical Corporation, Harris Corporation, Harsco Corporation, Hercules Inc., Illinois Tool Works Inc., Ingersoll-Rand Co., James River Corporation of Virginia, Mark IV Industries Inc., The Mead Corporation, Moore Corporation Ltd., Morton International Inc., Nacco Industries, Nalco Chemical Co., Newell Co., Olin Corporation, P.P.G. Industries Inc., Parker-Hannifin Corporation, Pentair Inc., Pitney Bowes Inc., Premark International Inc., Rubbermaid Inc., Sequa Corporation, The Sherwin-Williams Co., Snap-On Tools Corp., Sonoco Products Co., Stanley Works, Tecumseh Products Co., Union Camp Corporation, Union Carbide Corporation, Westvaco Corporation, and Witco Corporation.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (1)
               OF AVERY DENNISON, S&P 500 INDEX AND PEER GROUP,
                        WEIGHTED AVERAGE (2) AND MEDIAN


                        [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period         AVERY       S&P          PEER GROUP     PEER GROUP
(Fiscal Year Covered)      DENNISON    500 INDEX    (WT. AVERAGE)  (MEDIAN)
---------------------      --------    ---------    -------------  ----------
Measurement Pt-12/91       $100.00     $100.00      $100.00        $100.00
FYE 12/92                  $117.00     $108.00      $110.00        $110.00
FYE 12/93                  $123.00     $118.00      $132.00        $131.00
FYE 12/94                  $153.00     $120.00      $134.00        $129.00
FYE 12/95                  $222.00     $165.00      $176.00        $165.00
FYE 12/96                  $321.00     $203.00      $202.00        $194.00

--------
(1) Assumes $100 invested on December 31, 1991 and the reinvestment of dividends; chart reflects performance on a calendar year basis.
(2) Weighted average is weighted by market capitalization.

  Stock price performance of the Company reflected in the above graph is not necessarily indicative of future price performance.

                             CERTAIN TRANSACTIONS

  Peter W. Mullin is the chairman and chief executive officer and a director of Mullin Insurance Services, Inc. ("MINC") and PWM Insurance Services, Inc. ("PWM"), executive compensation and benefit consultants and insurance agents. Mr. Mullin is also the majority stockholder of MINC and the principal stockholder of PWM. During 1996, the Company paid insurance companies premiums for life insurance placed by MINC and PWM in 1996 and prior years in connection with various Company employee benefit plans. In 1996, MINC and PWM earned commissions from such insurance companies in an aggregate amount of approximately $590,200 for the placement and renewal of this insurance, in which Mr. Mullin had direct and indirect interests approximating $446,900.

  Richard M. Ferry is co-founder, chairman and chief executive officer, a director and stockholder of Korn/Ferry International ("Korn/Ferry"), an executive search firm. During 1996, Korn/Ferry received an aggregate of approximately $565,524 in payments from the Company for worldwide executive search services, in which Mr. Ferry had an indirect interest approximating $40,152. In addition, in 1996 Korn/Ferry and PWM had interests in Strategic Compensation Associates ("SCA"). During 1996, the Company paid SCA a total of $67,431 for consulting assignments, in which Mr. Ferry and Mr. Mullin had indirect interests approximating $864 and $13,701, respectively.

                                 VOTING SHARES

  Stockholders of record at the close of business on February 25, 1997, are entitled to notice of, and to vote at, the Annual Meeting. There were 121,126,532 shares of common stock of the Company outstanding on February 25, 1997.

PRINCIPAL STOCKHOLDERS

  Whenever in this proxy statement information is presented as to "beneficial ownership", please note that such ownership indicates only that the person shown, directly or indirectly, has or shares with others the power to vote (or to direct the voting of) or the power to dispose of (or to direct the disposition of) such shares; he or she may or may not have any economic interest in the shares. The reporting of information herein does not constitute an admission that any such person is, for the purpose of Section 13 or 16 of the 1934 Act, the "beneficial owner" of the shares shown herein.

  To the knowledge of the Company, the following was the only person or group who, as of December 31, 1996, owned beneficially 5% or more of the outstanding common stock of the Company.

   NAME AND ADDRESS                                 NUMBER OF SHARES  PERCENT
 OF BENEFICIAL OWNER                               BENEFICIALLY OWNED OF CLASS
 -------------------                               ------------------ --------
Avery Dennison Corporation
Employee Stock Benefit Trust ("ESBT").............   17,959,358(1)     14.8%
 Wachovia Bank of North Carolina, N.A., Trustee
 101 North Main Street
 Winston-Salem, NC 27150-3099

--------
(1) The Trust and Wachovia Bank of North Carolina, as Trustee, disclaim beneficial ownership of these shares.

  The Company's Employee Savings Plan, SHARE Plan and Retirement Plan (the "Plans") together owned a total of 11,600,533 shares of Company common stock on December 31, 1996, or 9.5% of Common Stock then outstanding. Although the Company is the Administrator of the Plans, each plan was established and is administered to achieve the different purposes for which it was created for the exclusive benefit of its participants, and employees participating in the Plans are entitled to vote all shares allocated to their accounts. Accordingly, such plans do not constitute a "group" within the meaning of
Section 13(d) of the 1934 Act.

                          AMENDMENT OF THE COMPANY'S
                   CERTIFICATE OF INCORPORATION TO INCREASE
        THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK (PROXY ITEM 2)

  The Board of Directors is presenting, for approval by the stockholders, an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 200 million to 400 million, with a par value of $1.00 each.

  On October 24, 1996, the Board approved a two-for-one split of the Company's Common Stock. The stock split was effected in the form of a distribution to stockholders on December 20, 1996, of one additional share of Common Stock for each share owned as of December 6, 1996. The Board authorized the stock split because the Board believed it would broaden the market for, and increase the liquidity of, the Company's Common Stock. Although the stock split resulted in a doubling of the number of shares of Common Stock outstanding, it did not increase the total number of shares of Common Stock authorized for issuance under the Company's Certificate of Incorporation.

  As of February 25, 1997, 121,126,532 shares of Common Stock have been issued and are outstanding and another 9,500,000 shares have been reserved for future issuance pursuant to stock options outstanding or that may be granted in the future under the Company's 1988 Plan and 1990 Plan, for a total of 130,626,532 shares of Common Stock outstanding or reserved for issuance upon exercise of options. Pursuant to the Company's Preferred Share Purchase Rights Plan, as amended in December 1994 ("Rights Plan"), preferred share purchase rights have been reserved for possible issuance thereunder in an amount equal to the number of shares of Common Stock outstanding or reserved for issuance. In certain circumstances, shares of Common Stock could become issuable upon exercise of such rights, in an amount not determinate until such time as the rights become exercisable.

  On January 30, 1997, the Board of Directors of the Company authorized an amendment to subparagraph (a) of Article IV of the Certificate of Incorporation to increase the total authorized shares of Common Stock from 200 million to 400 million, subject to stockholder approval at the Annual meeting on April 24, 1997. The text of subparagraph (a) as so amended is set forth in Appendix A to this proxy statement.

  The Board believes it is advisable for the Company, particularly in light of the December 1996 stock split, to have an increased number of authorized shares of Common Stock which would be available for future issuance for various corporate purposes. If approved by the shareholders, such additional authorized shares would be available for issuance at the discretion of the Board of Directors without further shareholder approval (subject to requirements of the New York Stock Exchange) to take advantage of future opportunities for equity financing, to improve the Company's capital structure, in connection with possible acquisitions, splits or stock dividends, and for other corporate purposes. Except as indicated above in connection with the Company's 1988 Plan, 1990 Plan, 1996 Plan, Savings Plan, SHARE Plan and the Rights Plan, there are at present no plans, arrangements, negotiations or commitments which will result in the issuance of additional shares of Company Common Stock. The Board does not intend to issue any of the additional shares that will be authorized under the amendment except upon terms that the Board deems to be in the best interests of the Company. Holders of Common Stock have no preemptive or other subscription rights with respect to future share issuances.

  The additional shares of Common Stock to be authorized by the proposed amendment could be issued in the future by the Board in ways that would make more difficult a change in control of the Company, for instance through a private sale to purchasers allied with management, diluting the stock ownership of the person seeking to gain control of the Company. In addition, the issuance of additional Common Stock could have a dilutive effect on earnings per share and on the equity and voting rights of the present holders of Common Stock. However, the proposed amendment is not the result of knowledge by management of any specific effort by any person or group to obtain control of the Company, and the Company has no present intention of issuing additional shares (other than shares already reserved) to discourage any such effort or for any other purpose.

VOTE REQUIRED FOR APPROVAL AND RECOMMENDATION OF THE BOARD OF DIRECTORS

  The affirmative vote of a majority of the shares entitled to vote at the Annual Meeting is required to approve this amendment to the Certificate of Incorporation. Your Board of Directors recommends a vote FOR this amendment.

                                    GENERAL

INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected Coopers & Lybrand L.L.P. to serve as the Company's independent accountants for the 1997 fiscal year. One or more representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

STOCKHOLDER PROPOSALS

  Stockholder proposals for presentation at the annual meeting scheduled to be held on April 30, 1998, must be received at the Company's principal executive offices on or before November 7, 1997. The Company's Bylaws provide that stockholders desiring to nominate persons for election to the board of directors or to bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 60 to 90 days prior to the first anniversary of the preceding year's annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, 60 to 90 days prior to such annual meeting or within 10 days after the public announcement of the date of such meeting is first made by the Company; or, if the number of directors to be elected to the board of directors is increased and the Company does not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least 70 days prior to the first anniversary of the preceding year's annual meeting, within 10 days after such public announcement is first made by the Company (with respect to nominees for any newly created positions only)). Such notice must include (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act and Rule 14a-11 thereunder, (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (c) the name and record address, and class and number of shares owned beneficially and of record, of such stockholder and any such beneficial owner.

ANNUAL REPORT

  The Company's 1996 Annual Report to Stockholders has recently been mailed to all stockholders of record.

  ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          Robert G. van Schoonenberg
                                                Secretary

Dated: March 21, 1997

                                                                     APPENDIX A

                         CERTIFICATE OF INCORPORATION

                                  ARTICLE IV

  (a) The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the Corporation shall have authority to issue is Four Hundred Five Million (405,000,000) shares, and the aggregate par value of all shares which are to have a par value is Four Hundred Five Million Dollars ($405,000,000). The total number of shares of Preferred Stock which the Corporation shall have authority to issue is Five Million (5,000,000) shares, and the par value of each share of Preferred Stock is One Dollar ($1.00). The total number of shares of Common Stock which the Corporation shall have authority to issue is Four Hundred Million (400,000,000) shares, and the par value of each share of Common Stock is One Dollar ($1.00).

                           PROXY
             SOLICITED BY BOARD OF DIRECTORS      AVERY DENNISON CORPORATION
             ANNUAL MEETING - APRIL 24, 1997   150 NORTH ORANGE GROVE BOULEVARD
                   PASADENA, CALIFORNIA           PASADENA, CALIFORNIA  91103

[LOGO OF AVERY DENNISON]

------------------------

The undersigned hereby appoints Charles D. Miller, Philip M. Neal, and Richard
M. Ferry, or each or any of them with power of substitution, proxies for the undersigned to act and vote at the 1997 annual meeting of stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters which may properly come before the meeting.

1.  Election of Directors

     NOMINEES: Sidney R. Petersen, John C. Argue and John B. Slaughter

2. Approval of the amendment to the Company's Certificate of Incorporation to increase the number of authorized Common Shares to 400 million.

    IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION
              OF THE DIRECTOR NOMINEES AND FOR PROPOSAL NUMBER 2.

                                                         (SEE REVERSE SIDE)

                   (continued and to be signed on other side)

                       -- PLEASE FOLD AND DETACH HERE --



Dear Stockholder:

You are receiving in this mailing a proxy statement and this proxy card. As a stockholder of Avery Dennison, your vote is very important. PLEASE COMPLETE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED so that your vote can be tabulated prior to the Annual Meeting of Stockholders which will be held on April 24, 1997.

If you have any questions concerning the proxy statement or this proxy card, please contact me at (818) 304-2032.

Thank you for taking advantage of this opportunity to participate as a stockholder of your Company and promptly returning the proxy card.

Sincerely,


Robert G. van Schoonenberg
Secretary

                                                      Please mark       [X]
                                                      your votes as
                                                      in this example

 A vote FOR ALL nominees is             A vote FOR is recommended
 recommended by the Board                by the Board of Directors.
 of Directors.

1.  Election of Directors              2. Approval of the amendment to the
    (page 1) Company's Certificate of Incorporation to increase the number of authorized Common Shares to 400 million (page 22)

                               FOR   WITHHELD
FOR ALL EXCEPT the following   ALL   FROM ALL         FOR   AGAINST   ABSTAIN
nominee(s):
_______________________        [_]     [_]            [_]     [_]       [_]



                                    PLEASE DO NOT FOLD OR
                                    PERFORATE THIS CARD

                                    IMPORTANT--PLEASE MARK, SIGN, DATE AND
                                    RETURN THIS PROXY PROMPTLY IN THE ENCLOSED
                                    ENVELOPE. THANK YOU.

                                         Send admission ticket for meeting [_]



Signature(s) of Stockholder(s)                Date             , 1997
                              -----------------     -------------

   NOTE: If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title.

                       -- PLEASE FOLD AND DETACH HERE --

              CONFIDENTIAL VOTING INSTRUCTIONS       AVERY DENNISON CORPORATION
                                               150 NORTH ORANGE GROVE BOULEVARD
                                                    PASADENA, CALIFORNIA  91103
[LOGO OF AVERY DENNISON]
------------------------

TO: FIRST CHICAGO TRUST COMPANY OF NEW YORK AS TABULATING AGENT FOR THE TRUSTEE OF THE AVERY DENNISON CORPORATION SAVINGS PLAN AND SHARE PLAN

     VOTING INSTRUCTIONS SOLICITED BY THE TRUSTEE ON BEHALF OF THE BOARD OF DIRECTORS OF AVERY DENNISON CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 24, 1997.

  The undersigned hereby authorizes U.S. Trust Company of California, N.A., as Trustee, to act and vote at the 1997 annual meeting of stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in its discretion, upon any other matters which may properly come before the meeting.

1.   Election of Directors

  NOMINEES: Sidney R. Petersen, John C. Argue and John B. Slaughter

2. Approval of the amendment to the Company's Certificate of Incorporation to increase the number of authorized Common Shares to 400 million.

   IF NO OTHER INDICATION IS MADE, THE SHARES SHALL BE VOTED FOR THE ELECTION
              OF THE DIRECTOR NOMINEES AND FOR PROPOSAL NUMBER 2.

                                                         (SEE REVERSE SIDE)

                   (continued and to be signed on other side)

                       -- PLEASE FOLD AND DETACH HERE --



Dear Avery Dennison Employee:

As a participant in the Avery Dennison Corporation Savings Plan and SHARE Plan, your voice in Company-related matters is important to our success.

You are receiving in this mailing a proxy statement and this voting instruction card. I urge you to take seriously your voting rights as a Plan participant. PLEASE COMPLETE THIS CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED NO LATER THAN APRIL 21, 1997 so that your instructions can be tabulated prior to the Annual Meeting of Stockholders which will be held on April 24, 1997.

If you have any questions concerning the proxy statement or this card in reference to the Avery Dennison Corporation Savings Plan or SHARE Plan, please contact the Trustee, U.S. Trust Company of California, at (800) 535-3093 between 8:30 a.m. and 5:00 p.m. Pacific Standard Time, Monday through Friday.

Thank you for taking advantage of this opportunity to participate as a Plan participant and promptly returning this card.

Sincerely,


Robert G. van Schoonenberg
Secretary

                                                    Please mark       [X]
                                                    your votes as
                                                    in this example

 A vote FOR ALL nominees is             A vote FOR is recommended
 recommended by the Board                by the Board of Directors.
 of Directors.

1.  Election of Directors              2. Approval of the amendment to the
    (page 1) Company's Certificate of Incorporation to increase the number of authorized Common Shares to 400 million (page 22)

                              FOR  WITHHELD
FOR ALL EXCEPT the following  ALL  FROM ALL         FOR   AGAINST   ABSTAIN
nominee(s):
                              [_]     [_]           [_]     [_]       [_]
_______________________


                                    PLEASE DO NOT FOLD OR
                                    PERFORATE THIS CARD

                                    IMPORTANT--PLEASE MARK, SIGN, DATE AND
                                    RETURN THIS CARD PROMPTLY IN THE ENCLOSED
                                    ENVELOPE. THANK YOU.

                                       Send admission ticket for meeting [_]

     Signature of Employee __________________ Date ____________, 1997

     NOTE: If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title.


                      --  PLEASE FOLD AND DETACH HERE --

            CONFIDENTIAL VOTING INSTRUCTIONS      AVERY DENNISON CORPORATION
                                                150 NORTH ORANGE GROVE BOULEVARD
                                                  PASADENA, CALIFORNIA  91103
[LOGO OF AVERY DENNISON]
------------------------

TO: FIRST CHICAGO TRUST COMPANY OF NEW YORK AS TABULATING AGENT FOR THE TRUSTEE OF THE AVERY DENNISON CORPORATION EMPLOYEE STOCK BENEFIT TRUST

     VOTING INSTRUCTIONS SOLICITED BY THE TRUSTEE ON BEHALF OF THE BOARD OF DIRECTORS OF AVERY DENNISON CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 24, 1997.

  The undersigned hereby authorizes Wachovia Bank of North Carolina, N.A., as Trustee, to act and vote at the 1997 annual meeting of stockholders of Avery Dennison Corporation and at any adjournments thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in its discretion, upon any other matters which may properly come before the meeting.

1.   Election of Directors

  NOMINEES: Sidney R. Petersen, John C. Argue and John B. Slaughter

2. Approval of the amendment to the Company's Certificate of Incorporation to increase the number of authorized Common Shares to 400 million.

   IF NO OTHER INDICATION IS MADE, THE SHARES SHALL BE VOTED FOR THE ELECTION
              OF THE DIRECTOR NOMINEES AND FOR PROPOSAL NUMBER 2.

                                                         (SEE REVERSE SIDE)

                   (continued and to be signed on other side)

                       -- PLEASE FOLD AND DETACH HERE --

Dear Avery Dennison Optionee:

As an employee and a holder of vested stock options from Avery Dennison, your voice in Company-related matters is important to our success. Under the terms of the Avery Dennison Corporation Employee Stock Benefit Trust (which was established in October 1996 to satisfy Company obligations under certain employee benefit plans, including the 1990 Stock Option Plan), you are entitled, along with other optionees, to instruct the Trustee how to vote shares held by the Trust.

You are receiving in this mailing a proxy statement and this voting instruction card. I urge you to take seriously your voting rights as an optionee. PLEASE COMPLETE THE CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED so that your instructions can be tabulated prior to the Annual Meeting of Stockholders which will be held on April 24, 1997.

If you have any questions concerning the proxy statement or this card in reference to the Employee Stock Benefit Trust, please contact the Trustee, Wachovia Bank of North Carolina, at (800)642-0891.

Thank you for taking advantage of this opportunity to participate as an optionee and promptly returning this card.

Sincerely,


Robert G. van Schoonenberg
Secretary

                                                       Please mark  [X]
                                                       your votes as
                                                       in this example


A vote FOR ALL nominees              A vote FOR is recommended by the Board of
 is recommended by the                  Directors.
 Board of Directors.

1.  Election of Directors            2. Approval of the amendment to the
    (page 1) Company's Certificate of Incorporation to increase the number of authorized Common Shares to 400 million (page 22)


                                        WITHHELD
FOR ALL EXCEPT the following  FOR ALL   FROM ALL        FOR   AGAINST   ABSTAIN
 nominee(s):                    [_]       [_]           [_]     [_]       [_]

_______________________


                                    PLEASE DO NOT FOLD OR
                                    PERFORATE THIS CARD

                                    IMPORTANT--PLEASE MARK, SIGN, DATE AND
                                    RETURN THIS PROXY PROMPTLY IN THE ENCLOSED
                                    ENVELOPE. THANK YOU.

                                   Send admission ticket for meeting  [_]


   Signature of Optionee                                 Date          , 1997
                         -------------------------------     ----------

   NOTE: If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title.

                       -- PLEASE FOLD AND DETACH HERE --